As filed with the Securities and Exchange Commission on April 29, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Johnson & Johnson

(Exact Name of Registrant as Specified in its Charter)

New Jersey	22-1024240
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

(Address of Principal Executive Offices) (Zip Code)

Johnson & Johnson 2022 Long-Term Incentive Plan

Johnson & Johnson 2012 Long-Term Incentive Plan, as amended and restated

(Full Title of the Plans)

Matthew Orlando

Worldwide Vice President, Corporate Governance, Corporate Secretary

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

(732) 524-0400

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Johnson & Johnson (the “Registrant”), relating to up to an aggregate of 225,000,000 shares of its common stock, par value $1.00 per share (“Common Stock”), issuable to eligible employees and non-employee directors of the Registrant and its subsidiaries and affiliated entities under the Johnson & Johnson 2022 Long-Term Incentive Plan (the “2022 Plan”) and the Johnson & Johnson 2012 Long-Term Incentive Plan, as amended and restated (the “2012 Plan”). The Registrant intends to register on subsequent Registration Statements on Form S-8 additional shares of Common Stock issuable under the 2022 Plan and the 2012 Plan as needed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)	Annual Report on Form 10-K for the fiscal year ended January 2, 2022 filed on February 17, 2022;

(2)	Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2022 filed on April 29, 2022;

(3)	Current Reports on Form 8-K filed on January 6, 2022, February 2, 2022, February 16, 2022 and April 29, 2022; and

(4)

The description of the Registrant’s Common Stock contained in Exhibit 4.1 of Current Report on Form 8-K filed on August 12, 2020, as amended by any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, unless stated otherwise in the applicable report, will any information that the Registrant has disclosed or will disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the issuance of the Common Stock being registered hereby has been passed upon for the Registrant by Matthew Orlando, Worldwide Vice President, Corporate Governance, Corporate Secretary of the Registrant. Mr. Orlando is paid a salary by the Registrant, is a participant in various employee benefit plans offered to employees of the Registrant generally, and owns and has options to purchase shares of Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

The New Jersey Business Corporation Act (the “NJBCA”) provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides that, to the full extent that the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for damages for breach of any duty owed to the Registrant or its stockholders.

The Registrant’s by-laws provide that to the full extent permitted by the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, the Registrant shall indemnify any person (an “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor) (a “Proceeding”), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was at the request of the Registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise

(including, without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding, provided that, there shall be no indemnification under the by-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Registrant has given its prior consent to such settlement or disposition. The right of the indemnification created by the by-laws shall be a contract right enforceable by an Indemnitee against the Registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the by-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the by-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the by-laws shall deprive an Indemnitee of any rights under the by-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

The foregoing summary is subject to the full provisions of the NJBCA and the Registrant’s amended and restated certificate of incorporation and by-laws. The Registrant enters into indemnification agreements with its directors and officers, pursuant to which it agrees to indemnify its directors and officers against certain claims to the fullest extent permitted by applicable law. The Registrant also enters into insurance agreements on its own behalf.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

5.1*	Opinion of Counsel

23.1*	Consent of Counsel (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (included on signature page hereto)

99.1	Johnson & Johnson 2022 Long-Term Incentive Plan (Incorporated herein by reference to Appendix A of the Registrant’s Proxy Statement filed on March 16, 2022)

99.2	Johnson & Johnson 2012 Long-Term Incentive Plan, as amended and restated (Incorporated herein by reference to Appendix A of the Registrant’s Proxy Statement filed on March 15, 2017)

107*	Filing Fee Table

*Filed herewith.

4

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on this 29th day of April, 2022.

JOHNSON & JOHNSON

By:	/s/ Matthew Orlando
Matthew Orlando
Worldwide Vice President, Corporate Governance, Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael H. Ullmann and Matthew Orlando, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Duato	Chief Executive Officer and Director	April 29, 2022
J. Duato	(Principal Executive Officer)

/s/ J. Wolk J. Wolk	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	April 29, 2022

/s/ R. J. Decker, Jr. R. J. Decker, Jr.	Controller and Chief Accounting Officer (Principal Accounting Officer)	April 29, 2022

/s/ A. Gorsky A. Gorsky	Executive Chairman, Board of Directors	April 29, 2022

/s/ D. Adamczyk D. Adamczyk	Director	April 29, 2022

/s/ M. C. Beckerle M. C. Beckerle	Director	April 29, 2022

/s/ D. S. Davis D. S. Davis	Director	April 29, 2022

/s/ I. E. L. Davis I. E. L. Davis	Director	April 29, 2022

/s/ J. A. Doudna J. A. Doudna	Director	April 29, 2022

/s/ M. A. Hewson M. A. Hewson	Director	April 29, 2022

/s/ H. Joly H. Joly	Director	April 29, 2022

/s/ M. B. McClellan M. B. McClellan	Director	April 29, 2022

/s/ A. M. Mulcahy A. M. Mulcahy	Director	April 29, 2022

/s/ A. E. Washington A. E. Washington	Director	April 29, 2022

/s/ M. A. Weinberger M. A. Weinberger	Director	April 29, 2022

/s/ N. Y. West N. Y. West	Director	April 29, 2022